Exhibit 16.1

December 24, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated December 24, 2003, of Dynacq Healthcare, Inc. and are in agreement with the statements contained in the first paragraph, the first and second sentences of the second paragraph, the fourth paragraph, the fifth paragraph and the sixth paragraph. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP